Exhibit 99.1

NEWS RELEASE

Date: March 31, 2015

Contacts:

Cape Bancorp, Inc.

Michael D. Devlin, (609) 465-5600

President & Chief Executive Officer

Cape Bank to Purchase Hammonton, New Jersey

Branch from Sun National Bank

CAPE MAY COURT HOUSE, NEW JERSEY – Cape Bancorp, Inc. (NASDAQ: CBNJ), the holding company for Cape Bank, today announced that Cape Bank has entered into a definitive agreement with Sun National Bank (“Sun”) to acquire Sun’s branch location in Hammonton, New Jersey. The purchase includes approximately $34.1 million of deposits and approximately $4.9 million of loans. Subject to the receipt of regulatory approvals and the satisfaction of customary closing conditions, the branch purchase is expected to be completed in July of 2015.

“Cape Bank is excited to expand our franchise into Hammonton, New Jersey, an area in which our company is very familiar. We look forward to welcoming new customers to Cape Bank and providing them with full service banking and excellent customer service,” said Michael D. Devlin, President and CEO of Cape.

Sterne, Agee & Leach, Inc. is serving as financial advisor and Luse Gorman, PC is serving as legal counsel to Cape on the transaction. Sandler O’Neill & Partners, L.P. is serving as financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Sun on the transaction.

 ABOUT CAPE BANCORP, INC.

Cape Bancorp, Inc. with total assets of $1.1 billion at December 31, 2014, is the parent company of Cape Bank, a New Jersey chartered savings bank providing a complete line of business and personal banking products through its fourteen full service offices located throughout Atlantic and Cape May counties in Southern New Jersey, one drive-up teller/ATM operation in Atlantic County, one loan office in Center City, Philadelphia, and two market development offices located in Burlington County, New Jersey and in Radnor, Pennsylvania. Cape can be contacted at (609) 465-5600 or 225 North Main Street, Cape May Court House, New Jersey. To learn more about the Company, please visit www.capebanknj.com.

ABOUT SUN BANCORP, INC.

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.7 billion asset bank holding company headquartered in Mount Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a community bank serving customers throughout New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

FORWARD LOOKING STATEMENTS

This press release discusses primarily historical information. However, certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

 The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.